EXHIBIT 10.4

EMPLOYERS MUTUAL CASUALTY COMPANY

STOCK APPRECIATION RIGHTS AGREEMENT

This Agreement is made as of the 19th day of October, 2006, by and between Employers Mutual Casualty Company (“Employer”) and William A. Murray (the "Employee").

The purpose of this Agreement is to promote the interests of the Employer, EMC Insurance Group Inc., an affiliate of Employer (“EMC Group”), and its shareholders by providing an incentive to the Employee, whose judgment, initiative and efforts will be in part responsible for the successful operation of the Employer and EMC Group, and to provide an economic replacement for certain stock options in the Common Stock of EMC Group initially authorized as part of the Employee’s compensation arrangement for 2006, but never formally issued due to certain restrictions applicable to Employer’s stock option plan. This Agreement offers incentives for the Employee to improve the Employer's and EMC Group’s profitability and, in turn, increase the value to shareholders of EMC Group through the grant of Units, the value of which will be determined, in large part, by reference to the value of EMC Group's Common Stock.

1.	Definitions. As used herein, the following definitions apply:

a.	Board shall mean the Board of Directors of the Employer.

b.

Cause shall mean the willful and continued failure to substantially perform the Employee’s assigned duties with the Employer (other than a failure resulting from the Employee’s total and permanent disability), the willful engaging in conduct which is demonstrably injurious to the Employer, monetarily or otherwise, including any act of dishonesty, commission of a felony, or a significant violation of any statutory or common law duty of loyalty to the Employer.

c.	Change in Control shall mean any one of the following:

(i)       any person (other than the Employer) becomes the beneficial owner of 25% or more of the Common Stock of EMC Group; or

(ii)      the Incumbent Directors cease for any reason to constitute at least sixty percent (60%) of the Board of the Employer; or

(iii)     the restructuring of the Employer or EMC Group as a result of the consummation of a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Reorganization Transaction”); or

(iv)     consummation of a plan or agreement that has been approved by the policyholders of the Employer for the sale or other disposition of all or substantially all of the consolidated assets of the Employer or a plan of liquidation of the Employer; or

(v)      any other event or circumstance (or series of events or circumstances) that the Board shall determine to constitute a Change of Control.

d.	Common Stock shall mean the voting common stock, par value $1.00 per share, of EMC Group.

e.

Incumbent Directors means, as of any date, the individuals then serving as members of the Board who were also members of the Board as of the date two years prior to the date of determination; provided that any member appointed or elected as a member of the Board after such prior date, but whose election, or nomination for election, was approved by a vote or written consent of at least a majority of the directors then comprising the Incumbent Directors shall also be considered an Incumbent Director unless such person’s election, or nomination for election, to the Board was as a result of, or in connection with, a proxy contest or a Reorganization Transaction.

f.

Unit shall mean a fictitious share of Common Stock. The award of Units shall not constitute evidence of ownership of any shares of Common Stock or entitle the Employee to exercise any voting, conversion, appraisal, or other rights of a holder of Common Stock or to acquire Common Stock. Units are being used merely as a device to determine the amount of additional compensation to which the Employee may become entitled.

g.	Unit Value shall mean, for any Unit, the greater of (i) and (ii) below.

(i)	the Value of one share of Common Stock, less $24.60; or

(ii)	$7.72 for Units that are originally scheduled to vest March 9, 2007;

$8.08 for Units that are originally scheduled to vest March 9, 2008;

$8.48 for Units that are originally scheduled to vest March 9, 2009;

$8.88 for Units that are originally scheduled to vest March 9, 2010; and

$9.35 for Units that are originally scheduled to vest March 9, 2011;

h.

Value shall mean, as of any applicable date, the sum of: (a) the low market price of the Common Stock during the twelve-month period ending on the applicable date of valuation; and (b) 75% of the difference between the high and low market prices of the Common Stock during such twelve-month period (with any high or low market price recorded during any black-out period being disregarded for purposes of this calculation).

2.	Administration.

a.	Procedural Rules. This Agreement shall be administered by the Senior Executive Compensation and Stock Option Committee of the Board (“Committee”).

b.	Powers of the Committee. Subject to the provisions of this Agreement, the Committee shall have the authority:

(i)	To interpret the Agreement;

(ii)	To prescribe, amend and rescind rules and regulations relating to this Agreement;

(iii)	To authorize any person to execute on behalf of the Employer any instrument required to effectuate the grant of Units provided for herein; and

(iv)	To make all other determinations deemed necessary or advisable for the administration of this Agreement.

c.

Effect of Committee's Decision. The implementation, interpretation and construction by the Committee of any provisions of this Agreement or of any Unit granted hereunder shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Agreement or any Unit granted under it.

3.

Grant of Units. Subject in all respects to the terms and conditions of this Agreement, the Employer hereby grants to the Employee an aggregate total of thirty-seven thousand five hundred (37,500) Units, subject to the vesting schedule set out below:

a.	The Units shall vest according to the following schedule, assuming the Employee is still employed by the Employer on the day before the vesting date:

(i)	20% on March 9, 2007;

(ii)	20% on March 9, 2008;

(iii)	20% on March 9, 2009;

(iv)	20% on March 9, 2010; and

(v)	20% on March 9, 2011.

b.	The Employee shall be 100% vested in all Units in the event of death, permanent disability, retirement, termination by the Employer without Cause or Change in Control.

c.

Transferability Limitations. Any Unit granted hereunder may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

4.	Payment for Units.

a.

Payment shall be made to Employee with respect to the Units as follows: seven thousand five hundred (7,500) Units during each of the years 2012 through and including 2016. During each of such years, the Employee may choose the date upon which Units are to be valued (based upon the definition of Unit Value) to determine the payment amount. Employee shall submit to the CEO or Secretary of the Employer within two (2) business days following date of valuation an election that sets forth the valuation date. Payment to Employee shall be made within thirty (30) days following the valuation date selected by the Employee. Neither the valuation date nor the date the Employee submits his election to the Employer shall occur within any black-out period in effect with respect to restrictions on employees of the Employer as to the purchase or sale of Common Stock.

b.

The payment to Employee in each of the years 2012 through and including 2016 (including any payment under subparagraph (c) below with regard to a Change in Control) shall be increased by a tax “gross-up” payment to take into account: (i) the differential between the combined federal and state tax rate applicable to any payment received hereunder (which will be considered ordinary income for federal and state income tax purposes) and the combined federal and state tax rate applicable to long term capital gains that would have been recognized had the Employee been able to exercise a stock option and held the Common Stock for more than one year; (ii) FICA/Medicare taxes payable on the amounts under this Agreement; and (iii) an additional “gross-up” payment to take into account the federal and state income taxes owing on the “gross-up” payment itself.

c.

Upon a Change in Control occurring prior to January 1, 2012, the Employee shall be entitled to receive from the Employer with respect to all Units allocated to the Employee an amount equal to the total of the Unit Values of such Units as of the effective date of a Change in Control. Payment shall be made in five (5) substantially equal annual installments, the first one to be made on or shortly after January 1, 2012, and each subsequent payment to be made on or shortly after each January 1 thereafter. Upon a Change in Control occurring after December 31, 2011, with respect to Units that have not yet been exercised, payment shall be made, in substantially equal payments, on or shortly after each January 1 during the remainder of the five (5) year period that begins January 1, 2012, with Unit Values on the Units not yet exercised being determined as of the effective date of the Change in Control.

d.	Any payment under subsections (b) and (c) above shall be subject to applicable income tax and employment tax withholding.

e.

Notwithstanding any other provision of this Agreement, all rights to any payments hereunder to Employee will be discontinued and forfeited, and the Employer will have no further obligation hereunder to Employee, if the Employee is discharged from employment with the Employer for Cause.

f.

Should the Employee die prior to receiving full payment of the amount due him under this Agreement, payments hereunder (and the election as to timing of payments within each year during which an election may be made under subsection 4(b) above) shall be made to and exercisable by the Employee's beneficiary as designated in writing to the Company or, if the Employee fails to name a beneficiary or if the beneficiary named by the Employee predeceases him, or dies before complete distribution of the amounts due under this Agreement, then the Company shall make payment in the following order of priority to:

-	The Employee's surviving spouse;
-	The Employee's surviving children, including adopted children, in equal shares; or
-	The legal representative of the estate of the last to die of the Employee and his beneficiary.

g.	There shall be no acceleration of the timing of any payments that are to be made under this Agreement.

h.	None of the payments hereunder shall be included in any pension, supplemental pension or other employee benefit plan of the Employer for purposes of calculating benefits thereunder.

5.

Adjustments Upon Changes in Capitalization. In the event that the outstanding shares of the Common Stock shall be increased, decreased or otherwise changed in number, class, or character by reason of any issuance or repurchase of Common Stock, or subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares, split-up, change of par value, common stock dividend, reclassification of shares, recapitalization, merger, consolidation, exchange of shares, or sale, lease or conveyance of substantially all the assets of EMC Group or other change in the capitalization or organization of EMC Group or shall be changed in value by reason of any so-called spin-off dividend, partial liquidation or other special distribution, the Committee shall, in the light of such change, make such adjustments, if any, as it deems to be equitable in the number of Units granted or to be granted under this Agreement and/or the Unit Values of such Units. The Employee shall not, however, receive any credit for the payment of cash dividends to holders of Common Stock.

The foregoing adjustments shall be made by the Committee. The grant of Units pursuant to this Agreement shall not affect in any way the right or power of the Employer or EMC Group to make adjustments, reclassifications, reorganizations, or changes in each entity's respective capital or business structure or to merge or consolidate or dissolve, liquidate, or sell, or transfer all or any part of each entity's respective business or assets.

6.	Limitation of Rights.

a.	Nothing in this Agreement shall be construed to:

(i)	Give the Employee any rights whatsoever with respect to shares of Common Stock;

(ii)

Assure Employee's continued employment or restrict the right of the Employer to terminate the employment of the Employee at any time, with or without Cause, subject to the rights and obligations of the parties under any employment agreement then in effect; or

(iii)	Be evidence of any agreement or understanding, express or implied, that the Employer will employ the Employee in any particular position or at any particular rate of remuneration.

b.

No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If the Employee or a beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Committee, cease and, in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Employee or a beneficiary, his or her spouse, children, or other dependents or any of them, in such manner and in such proportion as the Committee may deem proper.

7.	Miscellaneous Provisions.

a.

If a provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the validity of this Agreement or other provisions of this Agreement. In such event, this Agreement shall be construed and enforced as if such provision had not been included herein.

b.	Titles of Sections herein are for convenience only, and this Agreement is not to be construed by reference thereto.

c.

This Agreement shall be binding upon the Employee and his beneficiaries and upon their heirs, executors, administrators, and permitted successors and assigns and upon all successors and assigns of the Employer.

d.	The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Iowa.

e.

This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and no amendment or modification of its terms shall be valid or binding upon either party unless reduced to writing and signed by Employer and Employee.

f.

The payments due under this Agreement shall at all times be entirely unfunded and no provisions shall at any time be made with respect to segregating assets of the Employer for payment of any benefits hereunder. The Employee shall have no interest in any particular assets of the Employer by reason of the right to receive a benefit under this Agreement and Employee shall have only the rights of a general unsecured creditor of the Employer with respect to any rights or benefits under the Agreement.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement, all as of the date first above written.

WILLIAM A. MURRAY, Employee	EMPLOYERS MUTUAL CASUALTY
COMPANY, Employer

/s/ William A. Murray	By: /s/ Richard W. Hoffmann
Vice President and General Counsel